DEL WEBB CORPORATION
                            MANAGEMENT INCENTIVE PLAN
                   FISCAL 2000 (JULY 1, 1999 - JUNE 30, 2000)

PLAN OBJECTIVES

* To motivate key management personnel to achieve or exceed Corporate financial goals and to contribute to the short and longer term interest of shareholders.

* To provide a competitive bonus program necessary to attract, retain and motivate high quality management.


ADMINISTRATION

1. Bonuses may be paid in cash or in stock, less applicable tax deductions and subject to prior deferral agreements as soon as practicable after the end of the Fiscal Year.

2. In order to receive a bonus, the participant must be on the active payroll at the time the bonus is paid unless approval for a pro rata bonus is granted by the Chairman/Chief Executive Officer (CEO).

3. At the discretion of the CEO and upon approval of the Human Resources Committee, financial objectives may be adjusted upward or downward as a result of significant windfalls or disasters beyond the control of management. In addition, the Human Resources Committee can revise financial objectives during the year if significant events occur that were not included in the budget. Total incentives payable under the MIP will not exceed 11% of pre-tax, pre-incentive earnings of the Company for the 2000 fiscal year.

4. The CEO, upon approval of the Human Resources Committee, may adjust computed payouts upward or downward to reflect unusual situations or events. In no case would exceptions or adjustments exceed 10% of Plan.

5. Bonuses are computed under the plan criteria for corporate earnings, community earnings and cash flow approved by the Human Resources Committee of the Board. Bonus calculations are reviewed by the CEO and the Human Resources Department, and presented to the Human Resources Committee of the Board for final approval.

6. All terms and conditions of the Plan and its very existence are at the sole discretion of the Human Resources Committee of the Board of Directors.

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ELIGIBILITY

Key Management personnel:

     * whose duties and responsibilities can materially affect the growth, development and profitability of the Company and,

     * who are nominated by a subsidiary or Company officer and are approved by the CEO, and

     * who are assigned to an eligible position on or before July 1st unless otherwise approved by the CEO.

BONUS OPPORTUNITY LEVELS

Each participant will have a Target Bonus which will be the amount earned for meeting the Plan objectives. The Target Bonus will be expressed as a percentage of actual base salary paid throughout the 1999/2000 fiscal year and will be established by the CEO and the Human Resources Department based on competitive compensation data and internal equity.

TARGET BONUSES

Target bonus levels will range from 10% to 75% of salary based on the participant's salary grade and organizational level and recommendation of the CEO. No bonuses will be payable until the minimum acceptable threshold earnings target is achieved unless specifically approved by the Human Resources Committee of the Board of Directors. A bonus of 100% of the target bonus will be payable for achieving 100% of Plan objectives. A maximum bonus of 200% of Target Bonus will be payable for attaining the maximum expected performance.

In view of the challenging financial and cash flow objectives for fiscal year 2000, a one-time provision is added to the FY00 plan. At any community where both the financial AND cash flow targets for the year are met , including specifically the cash flow targets for each of the first two quarters (100% or greater achievement on BOTH targets), all participants will have an automatic 5% increase in their bonus targets for purposes of payout calculations.

BONUS OBJECTIVES

Bonus objectives will be comprised of the financial and cash flow objectives relating to the participant's area of responsibility for participants in operating entities and Corporate, and on project milestone achievements for communities in start-up prior to initiation of sales and closings.

*    Depending  upon  the  business  unit  of the  company  involved,  financial objectives for a participant may be based on Corporate net after-tax earnings, budgeted Group or Project operating earnings before interest and cash discounts and/or operations cash flow. The minimum acceptable threshold, target and maximum expected earnings levels will be determined by the CEO based on the degree of difficulty and the level of acceptability of the budget.

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*    Project milestone  objectives are the most significant  non-financial goals which the individual participant or overall community is expected to accomplish during the Plan year in conjunction with the project start-up schedule.

REVENUE-GENERATING                    CORPORATE AFTER     OPERATING       CASH
COMMUNITIES & CRG PARTICIPANTS          TAX EARNINGS      EARNINGS(1)    FLOW(2)
------------------------------          ------------      -----------    -------
Corporate Officers                           75%             --            25%
Community/Operations Officers                20%             55%           25%
CRG Participants (non-Corp. officers)        75%             --            25%
Community Participants (non officers)        20%             55%           25%

                                      CORPORATE AFTER  PROJECT MILESTONE  CASH
START UP COMMUNITIES                    TAX EARNINGS      OBJECTIVES      FLOW
--------------------                    ------------      ----------      ----
General Managers and Officers                20%             55%           25%
Community Participants (non officers)        20%             55%           25%

----------
1 Operating earnings are the pre-tax, pre-interest, pre-cash discounts earnings achieved at the operation where the individual is assigned.

2 Cash Flow is the achievement of quarterly objectives at the operation where the individual is assigned.

          CRG - defined as the Available Borrowing Capital each quarter, actual vs. budget performance

          Communities - defined as the Cash Flow dollar amount to be used or generated, actual vs. budget performance.

     Performance  under  this  component  will  be  weighted  as  follows,   and
determined if the actual performance did or did not meet the quarter's stated goal:

         Achievement of 1st quarter goal:                   50%
         Achievement of 2nd quarter goal:                   25%
         Achievement of 1st half year goal:                 25%
         Achievement of 3rd quarter goal:                   25%
         Achievement of 4th quarter goal:                   25%
         Achievement of 2nd half year goal:                 25%
         Achievement of full-year goal:                     25%
                                                           ---
                         Maximum achievement:              200%

FINANCIAL OBJECTIVES

A minimum bonus will be paid upon the corporation or operation achieving the threshold earnings forecast as shown on the income schedules included as part of this Management Incentive Plan. For results between a threshold and maximum expected earnings, the bonus percent will increase incrementally to a maximum of 200% of target bonus based upon operating earnings and the achievement of the other formula targets. (See attached for net after-tax earnings and operating income schedules.)

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CASH FLOW COMPONENT

Quarterly goals will be established for each location and results will be measured against those goals. The cumulative achievement of the four quarters will determine the final achievement percent for this component. The ultimate recommendation of cash flow component awards will be made by the Chief Executive Officer with input from the Corporate Chief Financial Officer and Corporate Controller. The cash flow element of the Plan works independently of all other Plan components, including the earnings component. Plan participants can earn up to 200% of target based upon overall cash management.

PROJECT MILESTONE PERFORMANCE OBJECTIVES

Non-financial performance objectives will be established at the beginning of the fiscal year for each participant whose primary responsibility is in a start-up community. These objectives, which will be submitted to the CEO for final approval, will reflect the project milestones which must be successfully met in order for the community to open for sales on time and on budget. Objectives must be specific, realistic, quantifiable and time-limited before they will be approved and will be mutually agreed to by the participant and management.

In the event circumstances or directions change, affecting any participant's pre-established project milestone objectives, the senior vice president overseeing the start-up project and the chief operating officer are responsible for revising them or establishing new objectives during the year.

The achievement of performance objectives is measured by the participant's immediate superior based upon documented evaluation of results. Accomplishments will be evaluated using the following scale:

                                    THRESHOLD    TARGET       MAXIMUM
                                    ---------    ------       -------
     Overall Rating       Poor      Good        Excellent    Superior

     Percent of Target    0 - 49    50 - 75     76 - 125     126 - 200

Evaluation of results should take into account the difficulty the objective, the timeliness of accomplishment, the effectiveness of results and the overall impact on the individual's organizational unit. Achievement of overall Corporate operating earnings is paramount in the bonus computation formula; project milestone objectives are reviewed and evaluated only if minimum earnings objectives have been met or if specifically approved by the Human Resources Committee.

RATING DEFINITIONS

     MAXIMUM A "superior" rating is achieved if the participant accomplishes highly challenging objectives resulting in significant contribution to the Company or business unit. This rating incorporates superior reaction to crisis and superior exploitation of unanticipated opportunities.

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     TARGET      An   "excellent"   rating  is  achieved   if  the   participant
                 accomplishes all objectives in a timely and effective manner and overall performance for the year is considered standard or, if the participant accomplished most of a number of significant and highly challenging objectives and overall performance is considered above standard.

     THRESHOLD   A "good"  rating is  achieved if the  participant  accomplished most of the objectives in an acceptable manner or all of a group of objectives that were minimally challenging. Overall performance of the year is considered standard.

PERFORMANCE APPRAISALS

In view of the importance of employees receiving feedback from management, all Plan participants are expected to have completed, and on file with the human resources department, annual performance appraisals on all of their direct reports. If, by the end of the fiscal year, a participant has not completed performance appraisals on 100% of his/her direct reports, a 25% reduction will be made to the participant's total calculated bonus. This 25% reduction will be made notwithstanding achievement of any or all other financial measures.

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